Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MOUNTAIN BANK HOLDING COMPANY

We consent to incorporation by reference in the registration statement on Form S-8 of MOUNTAIN BANK HOLDING COMPANY (File #33-61782) of our report dated March 21, 2007, relating to the consolidated balance sheets of MOUNTAIN BANK HOLDING COMPANY AND SUBSIDIARY as of December 31, 2006 and the related consolidated statements of operations, shareholders’ equity, and cash flows and related schedules for the year in the period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of MOUNTAIN BANK HOLDING COMPANY.

STOVALL, GRANDEY &ALLEN, L.L.P.

Fort Worth, Texas

March 23, 2007